Acquisition of CrossAmerica’s General Partner, IDRs and Limited Partner Interest November 2019 Exhibit 99.3

Forward Looking Statement Statements contained in this presentation that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission and available on the Partnership’s website at www.crossamericapartners.com. If any of these factors materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views as of the date of this presentation with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Investor Update November 2019

Alimentation Couche-Tard Sells Ownership Interest in CrossAmerica to Investment Entities Controlled by Joe Topper*

- On November 19, 2019, Couche-Tard sold all of its CrossAmerica interests to investment entities controlled by Joe Topper. The CrossAmerica interests sold consist of:
  - 100% of the General Partner interest
  - 100% of the incentive distribution rights (IDRs)
  - Approximately 7.5 million CrossAmerica limited partner common units, which currently represent 21.7% of the outstanding common units
- Joe Topper returned as Chairman of the Board of Directors of CrossAmerica's General Partner
  - Now controls over 43% of the outstanding common units
- This monetization transaction closed on November 19, 2019 and the amount of the transaction was not disclosed
- The transaction does not involve any capital outlay by CrossAmerica, nor any change in CrossAmerica's capital structure

*Additional details regarding the sale of the CrossAmerica interests are included in a joint (Couche-Tard and CrossAmerica) press release and Form 8-K filing, issued on November 19 and 21, 2019, and available on the CrossAmerica website at www.crossamericapartners.com.

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CROSSAMERICA PARTNERS LP
Investor Update November 2019

Alimentation Couche-Tard and CrossAmerica also announce an Additional Asset Exchange*

- In connection with the monetization transaction, Couche-Tard and CrossAmerica also announced the execution of an agreement for an additional asset exchange
- The new asset exchange entails the following:
  - Couche-Tard will transfer U.S. wholesale fuel supply contracts covering 387 sites and 45 fee and leasehold properties to CrossAmerica
  - CrossAmerica will transfer its entire 17.5% limited partner interest in CST Fuel Supply LP to Couche-Tard
- The asset exchange transaction is expected to close in the calendar first quarter of 2020, subject to customary closing conditions
- The transaction has been approved by the Conflicts Committee of the board of directors of CrossAmerica's general partner
- CrossAmerica expects this transaction to be accretive to distributable cash flow

*Additional details regarding the additional asset exchange between Couche-Tard and CrossAmerica are included in a joint (Couche-Tard and CrossAmerica) press release and Form 8-K filing, issued on November 19 and 21, 2019, and available on the CrossAmerica website at www.crossamericapartners.com.

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CROSSAMERICA PARTNERS LP
Investor Update November 2019

Original Asset Exchange Remains on Track (Announcement in December 2018)

- CrossAmerica and Couche-Tard/Circle K entered into an asset exchange agreement*, as of December 17, 2018
  - CrossAmerica still expects to close in the first quarter of 2020 this previously announced asset exchange transaction between the two parties
  - Such closing will be the third and final tranche of this asset exchange transaction
- CrossAmerica anticipates continuing to explore opportunities for future exchanges with Couche-Tard that create value for Couche-Tard shareholders and CrossAmerica unitholders

*Additional details regarding the asset exchange agreement are included in a joint (Couche-Tard and CrossAmerica) press release and Form 8-K filing, both issued on December 17, 2018, and available on the CrossAmerica website at www.crossamericapartners.com.

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CrossAmerica – New Board of Directors Upon the closing of this transaction, the following individual members comprise the General Partner’s board of directors: Joe Topper (Chairman), founder and former Chief Executive Officer John B. Reilly, III (Vice Chairman) Justin Gannon* (Audit Committee Chair) Mickey Kim* (Conflicts Committee Chair) Keenan Lynch Charles Nifong Maura Topper Kenneth Valosky* Please see the Form 8-K filed with the SEC on November 21, 2019 for additional information on our board of directors *denotes independent director

CrossAmerica – New Executive Leadership Team With the closing of this transaction, the following individuals have been named to the leadership team: Charles Nifong, President and Chief Executive Officer Mr. Nifong was the Chief Investment Officer of CrossAmerica from 2013-2015 Jon Benfield, Interim Chief Financial Officer Mr. Benfield was the Director of Finance for CrossAmerica prior to his appointment as the interim CFO Dave Hrinak, Vice President of Operations Mr. Hrinak was an Executive Vice President and Chief Operating Officer of CrossAmerica from 2014 - 2017 Keenan Lynch, Corporate Secretary Please see the Form 8-K filed with the SEC on November 21, 2019 for additional information on the management team

Additional Information At this time, CrossAmerica anticipates maintaining its current distribution policy Management remains comfortable with the following targets outlined over the past few quarters: Distribution coverage (+1.10 times) Leverage ratio (4.00-4.25 times) In the coming weeks and months, the management team expects to share more detail regarding its strategy and goals for CrossAmerica